PRELIMINARY COPY—SUBJECT TO COMPLETION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

Hercules Capital, Inc.

(Name of Registrant as Specified In Its Charter)

The TCW Group, Inc.

David Lippman

Jess M. Ravich

Douglas O. Morris

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

THE TCW GROUP, INC.

865 South Figueroa Street, Suite 1800

Los Angeles, California 90017

May    , 2017

Dear Fellow Hercules Stockholder:

IMPORTANT: PLEASE READ THESE MATERIALS

The TCW Group, Inc. (“TCW”) is writing to you regarding the Special Meeting of stockholders of Hercules Capital, Inc. (the “Company”) scheduled to be held on June 29, 2017, including any adjournments or postponements thereof and any meeting that may be called in lieu thereof by the Company (the “Special Meeting”).

We are sending you these materials in response to the Company’s announcement on May 3, 2017 with respect to a proposal to externalize its executive management team and enter into an investment advisory agreement with a newly formed entity owned by Manuel A. Henriquez, the Company’s co-founder, chairman, president and CEO, on terms clearly not advantageous to the Company or its stockholders. While we agree that the Company should adopt an external management structure for substantially the reasons identified by the Company in the Preliminary Proxy Statement, we were surprised that the Company’s Preliminary Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on May 3, 2017 (the “Preliminary Proxy Statement”), contains no indication of what, if any, alternatives that the Company and its Board of Directors (the “Board”) considered to maximize current and future value to stockholders of an externalization prior to approving management’s proposal led by Mr. Henriquez. On May 6, 2017 we delivered a proposal to the Company’s independent directors that TCW Asset Management Company become the Company’s external investment adviser containing clearly superior economic terms to those outlined in the Preliminary Proxy Statement and also providing an opportunity for the Company’s stockholders to benefit from TCW’s superior investment advisory platform and extensive network of strategic relationships (as more fully described herein). While the Company’s independent directors indicated that they take our proposal seriously and will evaluate it and respond to us in a timely manner, in light of the fast-approaching date of the Special Meeting, we could not afford to wait for a response from the Company’s independent directors before taking action to preserve our ability to pursue our proposal.

WE URGE YOU TO READ THE ATTACHED MATERIALS, INCLUDING THE QUESTIONS AND ANSWERS BEGINNING ON PAGE 4, BECAUSE WE BELIEVE THAT THE BOARD HAS FAILED TO ACT IN YOUR BEST INTERESTS. TO PROTECT YOUR INTERESTS AND THE VALUE OF THE COMPANY, WE URGE YOU TO:

1.	vote “AGAINST” the Company’s proposal to approve an investment advisory agreement between the Company and Hamilton Advisers LLC, which provides for an external investment advisory structure for the Company (the “Management Proposal”);

2.	vote “AGAINST” the Company’s proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies; and

3.	vote “FOR” TCW’s proposal to approve a stockholder resolution requesting, on an advisory basis, that the Board promptly engage in good faith discussions with TCW regarding TCW Asset Management Company’s proposal to become the Company’s external investment advisor (the “TCW Advisory Proposal”).

Because we have offered the Company a clearly superior proposal, we ask you to vote against the Management Proposal. While we cannot force the Board to engage in discussions with us, you can send a clear message to the Board by voting in favor of the TCW Advisory Proposal that the Board should promptly commence such discussions.

To assist you with your decision on how to vote on the proposals, we have provided a set of questions and answers beginning on page 4 of the attached proxy statement (the “Q&A”). TCW urges you to carefully consider the Q&A together with the other information contained in the attached proxy statement and then support its efforts by voting your shares today by signing, dating and returning the enclosed GREEN proxy card in the postage paid envelope provided. The attached proxy statement and GREEN proxy card are first being furnished to stockholders on or about May    , 2017.

If you were a stockholder as of May 3, 2017 (the “Record Date”), you have the power to stop the Company from entering into a transaction which was recommended by the Board without any indication that it considered alternatives to maximize value for stockholders and which we believe is not in the best interests of the Company or its stockholders, as that transaction cannot proceed without stockholder approval. If you have already sent a proxy card furnished by the Company’s management to the Company, we urge you to revoke it and change your vote by signing, dating and returning today the enclosed GREEN proxy card in the postage paid envelope provided. Only your latest dated proxy card counts!

If you have any questions or require assistance voting your shares, please contact D.F. King & Co., Inc., who is assisting us, by mail at 48 Wall Street, New York, New York 10005, by telephone at (212) 269-5550 (collect) or (866) 388-7535 (toll free) or by email at htgc@dfking.com. You may also contact TCW via email at douglas.morris@tcw.com.

Thank you for your support,

The TCW Group, Inc.

SPECIAL MEETING OF STOCKHOLDERS OF

HERCULES CAPITAL, INC.

PROXY STATEMENT OF

THE TCW GROUP, INC.

PRELIMINARY COPY—SUBJECT TO COMPLETION

If your Shares (as defined below) are registered in your own name, please vote your Shares today by signing, dating and returning the GREEN proxy card in the postage paid envelope provided. If your Shares are held in by a brokerage firm or bank, please vote your Shares today as described on the enclosed GREEN voting form provided by your broker or bank.

The TCW Group, Inc. (“TCW” or “we”) is writing to you because we believe that, for the reasons described herein, the board of directors (the “Board”) of Hercules Capital, Inc. (the “Company”) has failed to act in your best interests. As a result, to protect your interests and the value of the Company, we urge you to reject the Board’s proposal to approve the new externalized investment advisory structure with existing management at the upcoming Special Meeting of stockholders scheduled to be held on June 29, 2017, at 9:00 AM PDT, at the Four Seasons Hotel, 2050 University Avenue, East Palo Alto, California 94303, including any adjournments or postponements thereof and any meeting that may be called in lieu thereof by the Company (the “Special Meeting”). This proxy statement (this “Proxy Statement”) and the enclosed GREEN proxy card are first being furnished to stockholders on or about May    , 2017.

This Proxy Statement and the enclosed GREEN proxy card are being furnished to stockholders by TCW in respect of the following proposals to be considered at the Special Meeting (Proposal 1 and Proposal 2 are described in greater detail in the preliminary proxy statement of May 3, 2017 filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2017 (the “Preliminary Proxy Statement”) for the Special Meeting):

1.	the Company’s proposal to approve an investment advisory agreement between the Company and Hamilton Advisers LLC (the “Management Adviser”), which provides for an external investment advisory structure for the Company (the “Management Proposal”);

2.	the Company’s proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies (the “Adjournment Proposal”); and

3.	TCW’s proposal to approve a stockholder resolution requesting, on an advisory basis, that the Board promptly engage in good faith discussions with TCW regarding TCW Asset Management Company’s proposal to become the Company’s external investment advisor (the “TCW Advisory Proposal”).

TCW URGES YOU TO VOTE THE GREEN PROXY CARD “AGAINST” THE MANAGEMENT PROPOSAL, “AGAINST” THE ADJOURNMENT PROPOSAL AND “FOR” THE TCW ADVISORY PROPOSAL.

The Company has set the close of business on May 3, 2017 as the record date (the “Record Date”) for determining stockholders entitled to notice of and to vote at the Special Meeting. The mailing address of the principal executive offices of the Company is 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting.

According to the Company, as of the Record Date there were 82,784,765 shares (“Shares”) of common stock, par value $0.001 per Share of the Company (the “Common Stock”), outstanding. Holders of the Common Stock are entitled to one vote per Share.

We note that the Company has chosen to hold a special meeting, rather than an annual meeting, even though the date of the Special Meeting will be only one week before the anniversary of the Company’s previous annual meetings. Presumably the Company is doing this to insulate the Board from direct criticism for the Management Proposal, and so stockholders are unable to express their dissatisfaction with the Board through withholding votes for its directors. No explanation has been given for the postponement of the annual meeting. Instead the Company has simply stated that it “expect[s] that the 2017 Annual Meeting date will represent a change of more than thirty days from the anniversary of [its] 2016 annual meeting of stockholders held on July 7, 2016.”

We are asking you to vote against the Company’s proposal to approve the investment advisory agreement between the Company and the Management Adviser and the related proposal to approve the adjournment of the Special Meeting, if necessary to solicit additional proxies, in order to send a strong message to the Board regarding your opposition to its current course of conduct.

THIS SOLICITATION IS BEING MADE BY TCW AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY. TCW IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE SPECIAL MEETING EXCEPT AS DISCUSSED HEREIN OR IN THE PRELIMINARY PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH TCW IS NOT AWARE OF WITHIN A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE SPECIAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GREEN PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

IF YOU HAVE ALREADY GIVEN A PROXY TO THE COMPANY’S MANAGEMENT, YOU MAY REVOKE THAT PROXY AND VOTE “AGAINST” THE APPROVAL OF THE MANAGEMENT PROPOSAL, “AGAINST” THE ADJOURNMENT PROPOSAL AND “FOR” THE TCW ADVISORY PROPOSAL BY SIGNING, DATING AND RETURNING THE ENCLOSED GREEN PROXY CARD TODAY. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED (I) BY DELIVERING A LATER-DATED PROXY, OR BY DELIVERING A WRITTEN NOTICE OF REVOCATION AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF TO THE TCW GROUP, INC., C/O D.F. KING & CO., INC., (866) 388-7535, OR BY EMAIL TO HTGC@DFKING.COM, OR (II) BY VOTING IN PERSON AT THE SPECIAL MEETING.

IMPORTANT

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

If you have already sent a proxy card furnished by the Company’s management to the Company, we urge you to change your vote by signing, dating and returning the enclosed GREEN proxy card or, if your Shares are held by a brokerage firm or bank, by following the instructions in the enclosed GREEN voting form provided by your broker or bank. Only your latest dated proxy card counts!

If your Shares are registered in your own name, you may vote your Shares, by signing, dating and mailing the enclosed GREEN proxy card to TCW, c/o D.F. King & Co., Inc. at the address below in the enclosed postage-paid envelope today.

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GREEN voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your Shares on your behalf without your instructions. Accordingly, please provide your broker or bank with voting instructions to vote on your behalf the GREEN proxy card. In addition, if you hold your Shares in a brokerage or bank account, your broker or bank may allow you to provide your voting instructions by telephone or Internet. Please follow the instructions on the enclosed GREEN voting form. TCW urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to TCW, c/o D.F. King & Co., Inc., who is assisting in this solicitation, at the address and telephone numbers set forth below, and on the back cover of this Proxy Statement, so that we may be aware of all instructions and can attempt to ensure that such instructions are followed.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on June 29, 2017.

This Proxy Statement may be viewed online at                    , together with any additional soliciting materials relating to the Special Meeting issued by TCW. Such materials, including this proxy statement, will be available to stockholders at                    through the conclusion of the Special Meeting.

If you have any questions or need assistance voting your Shares, please call:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Stockholders Call Toll–Free at: (866) 388-7535

Banks and Brokers Call Collect at: (212) 269-5550

Email: htgc@dfking.com

You may also contact TCW via email at douglas.morris@tcw.com.

QUESTIONS AND ANSWERS

Who is making this solicitation?

TCW is making the solicitation of proxies for the Special Meeting in this Proxy Statement.

TCW is a leading global asset management firm with more than four decades of investment experience and a broadly diversified range of products across fixed income, equities, emerging markets and alternative investments. Through TCW Asset Management Company (the “TCW Adviser”) and its affiliated companies, TCW manages or has committed to manage approximately $194.3 billion of assets as of March 31, 2017. Such assets are managed in various formats, including managed accounts, funds, structured products and other investment vehicles, including TCW Direct Lending LLC, a business development company.

Under applicable regulations of the SEC, certain individuals may also be deemed participants in this solicitation of proxies for the Special Meeting. For additional information, please see the section entitled “Other Participant Information” contained elsewhere in this Proxy Statement.

Why is TCW sending me this proxy statement?

On May 3, 2017, the Company announced that the Board approved a proposal to externalize the Company’s investment management function by transferring substantially all of the Company’s employees, including its investment professionals, to the Management Adviser, a newly formed entity owned by Manuel A. Henriquez, the Company’s co-founder, chairman, president and CEO, and entering into an investment advisory agreement (the “Management Advisory Agreement”) with the Management Adviser. Following its review of the Preliminary Proxy Statement and its consideration of the Management Proposal, TCW determined that it was in a position to make a counterproposal that is clearly superior to the Management Proposal. On May 6, 2017, TCW submitted a letter to the independent members of the Board containing its proposal, in lieu of the Management Proposal, to engage the TCW Adviser as the Company’s external investment adviser.

Has TCW received a response to its proposal?

On May 9, 2017, the Company’s counsel transmitted on behalf of the independent members of the Board a response to TCW’s letter stating that the independent members of the Board “take [TCW’s] proposal seriously and will evaluate it and respond to [TCW] in a timely manner.” In light of the fast-approaching date of the Special Meeting, we could not afford to wait for a response from the Company’s independent directors before taking action to preserve our ability to pursue our proposal.

Why did TCW conclude that the Management Proposal should be rejected?

According to the Preliminary Proxy Statement, the Board approved the Management Advisory Agreement without any indication of what, if any, alternatives that the Board considered that would maximize value for stockholders. While we agree that the Company should adopt an external management structure for substantially the reasons identified by the Company in the Preliminary Proxy Statement, we do not believe that the newly formed management entity proposed by the Company achieves the Company’s stated objectives and does not provide as much value or as many benefits to stockholders as the proposal made by TCW.

Instead, TCW believes that the Board has failed to act in your best interests by proposing and recommending approval of the new externalized investment advisory structure with existing management on economic terms clearly disadvantageous to the Company and its stockholders. We believe our investment advisory proposal to the Company offers the Company clear advantages over the Management Proposal as described in more detail herein. Accordingly, to protect your interest and maximize the value of the Company, TCW urges you to:

1.	vote “AGAINST” the Management Proposal;

2.	vote “AGAINST” the Adjournment Proposal; and

3.	vote “FOR” the TCW Advisory Proposal.

In order for the Company to appoint the TCW Adviser as its investment advisor, ultimately both the Board and stockholders would be required to approve an investment advisory agreement between the Company and the TCW Adviser in accordance with the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”). As we have communicated to the Board, we are prepared to commence negotiation of the definitive investment advisory arrangements, following the finalization of which the Company could act quickly to call a meeting of stockholders to approve those arrangements. Stockholders are not being asked at the Special Meeting to approve an investment advisory agreement with the TCW Adviser and that would only happen at a subsequent stockholder meeting. While the Company would need to call a further meeting of stockholders to approve any arrangements with an alternative adviser, including TCW, the Company will be required to hold an annual meeting to elect directors promptly in any event.

What is TCW’s proposal and why is it superior?

TCW has proposed to the Board, in lieu of the Management Proposal, that the Company engage the TCW Adviser as the Company’s external investment adviser. In our proposal, we also indicated our intention to offer employment to substantially all of the investment professionals of the Company. We believe that the TCW Advisory Proposal offers clear advantages over the Management Proposal for a number of reasons, including that:

•	the TCW Advisory Proposal would result in substantial transfer of value to the Company and stockholders (as described herein) as compared to the Management Proposal and is more aligned with stockholders than are the terms of the Management Proposal, including through a floating hurdle rate before TCW’s investment income incentive fees begin to accrue, which protects stockholders from paying an incentive fee solely due to a rising rate environment (as under the Management Proposal’s fixed hurdle) which is particularly relevant given that the vast majority of the Company’s assets are in floating rate instruments;

•	based on the information available in the Preliminary Proxy Statement and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, at the current level of gross assets under management reported by the Company as of March 31, 2017, the Company’s annual savings from the difference between the TCW Advisory Proposal’s base management fees and those of the Management Proposal would be approximately $10 million[1] which, given a discount rate of 9.6% (the Company’s current dividend yield), equates to a value transfer to stockholders of approximately $105.8 million;[1]

•	the TCW Advisory Proposal provides for a cap on the Company’s operating expenses (subject to customary exceptions) at 1% of the Company’s net assets attributable to common stock for the first five years of our advisory agreement with the Company, with TCW absorbing any expenses in excess of such cap, rather than the Management Proposal’s uncapped obligation of the Company to reimburse operating expenses;

•	the TCW Advisory Proposal provides that TCW will purchase the Company’s intellectual property, databases and other related assets for $10 million, rather than the Management Proposal, under which the entity owned by Mr. Henriquez receives an exclusive, royalty-free license for those assets;

[1]	TCW’s letter of May 6, 2017 was based on the assumption that the Management Proposal excludes cash and cash equivalents from gross assets for purposes of calculating the base management fee. Upon further review of the Preliminary Proxy Statement, the Management Proposal contains no such express exclusion. If cash and cash equivalents were excluded from gross assets, these numbers would be $7 million and $72.9 million, respectively.

•	the TCW Advisory Proposal provides for continuity of management over the Company’s investment function through the engagement by the TCW Adviser of substantially all of the investment professionals of the Company who have been responsible for its success to date, assuming such employees accept our offer of employment, and the establishment of a $25 million retention pool to adequately incentivize those professionals to join TCW’s platform;

•	the TCW Advisory Proposal provides for TCW to commit to purchase $15 million worth of Common Stock (of which $5 million would be personally invested by the TCW Adviser’s group managing director and head of alternative products) to further align TCW’s and its principal management professional’s interests with those of the other stockholders;

•	the TCW Advisory Proposal provides for TCW to reinvest at least 50% of its incentive fees in Common Stock on an ongoing basis; and

•	the TCW Advisory Proposal would provide the Company’s investment professionals with access to TCW’s superior investment advisory platform, including its extensive network of strategic relationships and robust back-office support.

The actual amount of the incentive fee that would be paid under each proposal with respect to any given period will depend upon a number of factors, including among others, interest rates, and under certain conditions the TCW Advisory Proposal would result in higher incentive fees than the Management Proposal. Combined, under most circumstances, actual incentive fees paid pursuant to the TCW Advisory Proposal would be lower than under the Management Proposal.

As noted above, we agree that the Company should adopt an external management structure for substantially the reasons identified by the Company in the Preliminary Proxy Statement. However, as the Company notes in the Preliminary Proxy Statement, the Company’s ability to realize the benefits of an external management structure under the Management Proposal is subject to a number of uncertainties and contingencies that “could” or “should” provide benefits “should the [Management] Adviser be successful” and “if and when” they come to pass. By contrast, TCW is already a successful and diversified adviser that can bring the Company these and other benefits with greater certainty and immediately. The TCW Advisory Proposal thus eliminates the inherent uncertainty of, and the extensive ramp-up costs contemplated by, the Management Proposal.

For additional information about the TCW Advisory Proposal generally, please see the section entitled “Background of and Reasons for the Solicitation” contained elsewhere in this Proxy Statement. For additional details on why we believe that the TCW Advisory Proposal offers clearly superior economic terms to the Management Proposal, please see the comparison of the economic terms of the TCW Advisory Proposal and the Management Proposal included in Annex A to this Proxy Statement.

Can you tell me more about TCW and its qualifications?

Through the TCW Adviser and its affiliated companies, TCW manages or has committed to manage approximately $194.3 billion of assets as of March 31, 2017. Such assets are managed in various formats, including managed accounts, funds, structured products and other investment vehicles, including TCW Direct Lending LLC, a public business development company. The TCW Adviser is a Delaware limited liability company that has been registered since 1971 with the SEC under the Investment Advisers Act of 1940, as amended.

Are there any alternative proposals on which I can vote?

No. The only proposals on which you can vote are those set forth in this Proxy Statement and in the Preliminary Proxy Statement. However, you can send a strong message to the Board that it should engage in good faith discussions with TCW by voting “FOR” the TCW Advisory Proposal.

What is the effect of a “FOR” vote on the TCW Advisory Proposal?

The TCW Advisory Proposal is designed to provide stockholders with the ability to demonstrate, in a coordinated and powerful manner, their support for the Company to engage in a meaningful dialogue with TCW. Although the TCW Advisory Proposal is non-binding in nature and thus the Board would be under no legal obligation to take any action with respect to stockholders’ request to engage with TCW, no matter how many votes are cast in favor of the TCW Advisory Proposal, we believe that stockholder approval of the TCW Advisory Proposal would send a strong signal to the Board that it should act in stockholders’ best interests and provide them an opportunity to choose a clearly superior transaction. While the Company would need to call a further meeting of stockholders to approve any arrangements with an alternative adviser, including TCW, the Company will be required to hold an annual meeting to elect directors promptly in any event.

Who is paying for the solicitation on behalf of TCW?

We will pay all costs for the solicitation of proxies on behalf of TCW for the Special Meeting, and we will not seek reimbursement of those costs from the Company.

Whom should I call if I have any questions about the solicitation?

If you have any questions or require any assistance, please contact D.F. King & Co., Inc., proxy solicitor for TCW, at (866) 388-7535.

BACKGROUND OF AND REASONS FOR THE SOLICITATION

TCW continuously evaluates additional opportunities to expand its investment advisory platform and investment management opportunities, including opportunities that would leverage the abilities, network and expertise of the TCW Adviser and its existing investment professionals.

On May 3, 2017, the Company issued a press release announcing that the Board had approved a proposal to externalize its executive management team and enter into the Management Advisory Agreement with the Management Adviser, a newly formed entity owned by Mr. Henriquez, the Company’s co-founder, chairman, president and CEO, which proposal provides for an external investment advisory structure for the Company. The 1940 Act requires that holders of the Company’s Common Stock approve the Management Advisory Agreement in order to implement the proposed externalized investment advisory structure of the Company.

Also on May 3, 2017, the Company filed a preliminary proxy statement on Schedule 14A in respect of the Special Meeting announcing that the date of the Special Meeting would be June 29, 2017 and containing, among other things, the Management Proposal.

While we agree that the Company should adopt an external management structure for substantially the reasons identified by the Company in the Preliminary Proxy Statement, we do not believe that the newly formed management entity proposed by the Company achieves the Company’s stated objectives and does not provide as much value or as many benefits to stockholders as the TCW Advisory Proposal. As discussed earlier, we believe that the TCW Advisory Proposal offers clearly superior economic terms to the Company to those offered by the Management Proposal, allows the Company and its stockholders to benefit from the continuity of existing management of the Company’s investment function (assuming our offers of employment are accepted) and provides access to our superior platform, while eliminating the inherent uncertainty of, and the extensive ramp-up costs contemplated by, the Management Proposal.

On May 6, 2017, counsel to TCW delivered a letter setting forth the details of the TCW Advisory Proposal to the Secretary of the Company for transmission to the independent members of the Board. The full text of the letter setting forth the compelling rationale for the TCW Advisory Proposal is attached hereto as Annex B.

On May 9, 2017, the Company’s counsel transmitted on behalf of the independent members of the Board a response to TCW’s letter stating that the independent members of the Board “take [the] proposal seriously and will evaluate it and respond to [TCW] in a timely manner.” In light of the failure to provide any time frame for such a response and the fact that the independent members of the Board indicated no willingness to delay the Special Meeting, TCW determined that it should take action to preserve its ability to pursue its alternative proposal.

As articulated in TCW’s letter, TCW believes that the TCW Advisory Proposal offers clear advantages over the Management Proposal, as follows:

•	Base Management Fee: The TCW Advisory Proposal provides for a flat annual base management fee of 1.5%, payable quarterly in arrears, based on average monthly assets (excluding cash and cash equivalents but including assets purchased with borrowed funds), which compares favorably with the Management Proposal’s annual base management fee of up to 2% of average gross assets based on a tiered structure under which the Company’s average gross assets under management would have to more than quadruple (to over $5.75 billion) before the Management Proposal’s effective rate matches the TCW Advisory Proposal’s. The Preliminary Proxy Statement indicates that its base management fee is based upon gross assets without expressly excluding cash and cash equivalents for purposes of calculating the base management fee as the TCW Advisory Proposal does.

•	Incentive Fees: The TCW Advisory Proposal provides for an incentive fee with two components. The first component of the fee equals 17.5% of the amount by which the Company’s pre-incentive fee net investment income (“PFNII”) exceeds a floating hurdle rate discussed below, with a full catch up. The second component of the fee equals 17.5% of the Company’s net capital gains, subject to deferral and offset as described below. Combined, under most circumstances, these fees would be lower than those in the Management Proposal, which provides an escalating investment income fee of up to 30% per annum above a fixed hurdle and a 20% capital gains fee that is not subject to deferral or offset.

•	Linkage: The TCW Advisory Proposal provides for TCW’s investment income and capital gains fees to be linked so that in any relevant period in which the Company incurs realized or unrealized capital losses, the amount of PFNII (and, if the losses exceed PFNII, then average assets for purposes of the base management fee) will be reduced dollar-for-dollar by such losses (but not below zero) for that period and the amount of that reduction will be deferred until future periods in which the Company experiences realized or unrealized capital gains, at which point TCW would receive the PFNII fee (and base management fee, if applicable) on the deferred amount to the extent of such gains. Through linking the incentive fees, the TCW Advisory Proposal prevents the misalignment inherent in the Management Proposal, which provides for two unrelated incentives fees and, as a result, would allow the manager to be paid a higher net investment income fee even in a quarter in which there are capital losses.

•	Hurdle: The TCW Advisory Proposal provides for TCW’s investment income fee to begin to accrue only at the point at which PFNII exceeds a hurdle rate of three-month LIBOR at the beginning of the period in question plus 5.00% (with a LIBOR floor of 2.00%). This contrasts favorably with the Management Proposal’s flat 7.00% hurdle; as LIBOR rises, so will TCW’s proposed hurdle. This protects stockholders from paying an incentive fee solely due to a rising rate environment, as under the Management Proposal, which is particularly relevant given that the vast majority of the Company’s assets are in floating rate instruments.

•	Expenses Cap: The TCW Advisory Proposal provides for a cap on the Company’s operating expenses (subject to customary exceptions) at 1.00% of the Company’s net assets attributable to common stock for the first five years after execution of an advisory agreement, with TCW absorbing any expenses in excess of such cap, which compares favorably to the Management Proposal’s uncapped obligation of the Company to reimburse operating expenses.

•	Initial Investment in Company Stock: The TCW Advisory Proposal provides that TCW will commit immediately upon the effectiveness of an advisory agreement with the Company to purchase $15 million worth of Common Stock (of which $5 million would be personally invested by the TCW Adviser’s group managing director and head of alternative products) to further align TCW’s and its principal management professional’s interests with those of the other stockholders.

•	Continuing Reinvestment in Company Stock: The TCW Advisory Proposal provides that TCW would reinvest at least 50% of the incentives fees it earns in Common Stock, which compares favorably with the Management Proposal, which contains no similar requirement on behalf of the Management Adviser.

•	Purchase of Intellectual Property and Other Assets: The TCW Advisory Proposal provides for TCW to purchase the Company’s intellectual property, databases and other related assets for $10 million, which compares favorably with the Management Proposal’s exclusive, royalty-free license that provides no value to stockholders for those assets.

Based on the information available in the Preliminary Proxy Statement and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, at the current level of gross assets under management reported by the Company as of March 31, 2017, the Company’s annual savings from the difference between the TCW Advisory Proposal’s base management fees and those of the Management Proposal would be approximately $10 million.2 Given a discount rate of 9.6% (the Company’s current dividend yield), the Company’s savings from the TCW Advisory Proposal’s base management fee equates to a value transfer to stockholders of approximately $105.8 million.2

According to the Preliminary Proxy Statement, the Management Proposal’s pro forma operating expenses for 2016 are 1.36% of 2016 net assets attributable to common stock. Based on that pro forma number, the TCW Advisory Proposal’s expenses cap would have saved the Company approximately $2.6 million in 2016 and, over the five-year period discounted using the same 9.6% dividend yield discussed above, would result in a total of approximately $10.1 million in value transfer to stockholders. As noted above, under the TCW Advisory Proposal TCW would purchase the Company’s intellectual property, databases and other related assets, which under the Management Proposal would be licensed to the Management Adviser without consideration, for $10 million. All told, TCW believes that the aggregate value transfer to stockholders resulting from the lower base management fee, the operating expenses cap and the purchase of the Company’s intellectual property, databases and related assets, would equate to approximately $125.9 million.

The actual amount of the incentive fee that would be paid under each proposal with respect to any given period will depend upon a number of factors, including among others, interest rates, and under certain conditions the TCW Advisory Proposal would result in higher incentive fees than the Management Proposal. Combined, under most circumstances, actual incentive fees paid pursuant to the TCW Advisory Proposal would be lower than under the Management Proposal.

For additional details on why we believe that the TCW Advisory Proposal offers clearly superior economic terms to the Management Proposal, please see the comparison of the economic terms of the TCW Advisory Proposal and the Management Proposal included in Annex A to this Proxy Statement.

Under the TCW Advisory Proposal, the Company’s investment activities would continue to be led by substantially all of its investment professionals who have been responsible for its success to date. To that end, TCW will establish a $25 million retention pool to adequately incentivize those professionals to join TCW’s platform, which has a number of comparative advantages, including access to more than 600 employees (166 of whom are investment professionals) who would serve as a vast source of potential investment opportunities for the Company and are backed by robust back-office support.

Access to TCW’s established platform and network would permit the Company to achieve all of the benefits of externalization discussed by the Company in the Preliminary Proxy Statement in support of the Management Proposal while eliminating the inherent uncertainty of, and the extensive ramp-up costs contemplated by, the Management Proposal. For example:

•	Economies of Scale: The Preliminary Proxy Statement asserts that the Management Proposal would permit the Management Adviser to develop additional investment products and spread its operating costs over a larger and more diversified base “if and when” (emphasis added) the Management Advisor advises other funds. But the TCW Adviser already advises an extensive array of funds and investment vehicles and would offer this advantage from the beginning. By contrast, there can be no certainty that the Management Adviser would ever achieve the economies of scale it hopes for, much less the economies of scale currently offered by TCW.

•	Employee Compensation: The Company notes that the Management Proposal would give the Management Advisor a competitive advantage in attracting and retaining talent, but TCW has substantially greater resources and the proven ability to recruit and retain experienced and talented

[2]	TCW’s letter of May 6, 2017 was based on the assumption that the Management Proposal excludes cash and cash equivalents from gross assets for purposes of calculating the base management fee. Upon further review of the Preliminary Proxy Statement, the Management Proposal contains no such express exclusion. If cash and cash equivalents were excluded from gross assets, these numbers would be $7 million and $72.9 million, respectively.

personnel. In 2016, for the third year in a row, TCW was named first place among firms with 500-999 employees in the ranking of “Best Places to Work in Money Management” by Pensions & Investments. And as noted above, TCW would expect to offer substantially all of the Company’s investment professionals the opportunity to join the TCW platform and would establish a $25 million retention pool to adequately incentivize them to do so.

•	Asset Diversification: The Company hopes that under the Management Proposal, the Management Adviser could eventually expand the diversity of the assets that it manages, which would cause the Management Adviser to be more desirable and could introduce new investment opportunities. Once again, TCW sees no reason for the Company to wait for the Management Advisor to achieve this diversification, because under the TCW Advisory Proposal the Company and its stockholders would benefit immediately from TCW’s diversified and broad base of investments under management.

In addition, TCW is deeply concerned that there is no indication of what, if any, alternatives that the Board considered prior to approving and recommending the Management Proposal. The description of the process run by the Board in approving the Management Proposal raises many questions as to how the Board addressed the conflict of interest of the Company’s management and ensured that it was proposing terms for an externalization that are in the best interests of stockholders.

Despite the substantial impact that the approval of the Management Proposal would have on the Company’s structure and the costs associated with its continued operations, the Preliminary Proxy Statement gives no indication that the Board undertook any meaningful process to assess the potential benefits and drawbacks of the Management Proposal. The Preliminary Proxy Statement provides no chronology or other discussion of material steps in the Board’s process, other than noting vaguely that “prior to [the Board’s two] formal meetings . . . the Independent Directors met on numerous occasions.” Instead, the Preliminary Proxy Statement gives only minimal information on the only two meetings disclosed with specificity, stating that “[a]t those meetings, all the Independent Directors present approved the [Management Proposal],” and fails to disclose who initiated the process, whether management engaged advisors, for how long management considered the proposal, how often the Board met informally, what such informal meetings entailed and what the Board discussed at either formal or informal meetings.

Most fundamentally, the Preliminary Proxy Statement gives no indication that the Board considered alternatives before approving the Management Proposal. In fact, the Preliminary Proxy Statement concludes that “it would be difficult to obtain similar services from other third party services providers.” No indication is offered to support this conclusion, which the TCW Advisory Proposal demonstrably proves is baseless. And the Preliminary Proxy Statement does not identify any information relied upon by the Board other than information provided by Company management, which stands to personally benefit from the Management Proposal. The Proxy Statement notes that the independent directors “considered comparative data” of similarly-situated businesses and “considered” certain facts about the Company and externally managed business development companies. But the Proxy Statement contains no details at all concerning the alternative advisers whose fees were considered, the companies paying those fees, the identity of the person or adviser, if any, who identified the precedents and prepared the analysis or the method by which the independent directors assessed the information they considered.

The Preliminary Proxy Statement emphasizes that Manuel A. Henriquez recused himself from voting on the Management Proposal, but gives no indication that Mr. Henriquez recused himself from deliberations (as distinct from voting) on the Management Proposal. As chairman, president, chief executive officer and co-founder of the Company, even Mr. Hernandez’s presence at a discussion concerning the Management Proposal would taint the process and have the tendency to influence otherwise independent actors’ decision-making, but the Preliminary Proxy Statement provides no assurance that Mr. Henriquez appropriately recused himself from the entire process. And although the Preliminary Proxy Statement identifies neither the originator of the Management Proposal nor the time frame during which it was first brought to the Board for consideration, in the question and answer session following the Company’s first quarter 2017 earnings release (the “Earnings Q&A”), Mr. Henriquez asserted that he had spent “nearly 4 years working on [the] project that culminated” with the filing of the Preliminary Proxy Statement.

The Preliminary Proxy Statement does not provide a straightforward analysis of how much more expensive the management Proposal would be than the current arrangement, noting that management “cannot precisely compare the costs to the Company of operating under the internal management structure to those expected to be incurred using an external management structure.” Nonetheless, the Company admits that operating expenses would be higher under the Management Proposal (at least initially). Relatedly, the Preliminary Proxy Statement contains no discussion of the benefits that Mr. Henriquez, the individual standing to gain the most from the Management Proposal, would receive. Certain research reports released following the announcement of the Management Proposal have characterized it as a transparent effort by management to increase its compensation, but the Preliminary Proxy Statement contains no disclosure of the substantial benefits that would flow to Mr. Henriquez under the proposal. Not even a simple comparison of the amount Mr. Henriquez would earn under the Management Proposal with the amount he makes under the current management structure. In fact, in the Preliminary Proxy Statement, the Company goes out of its way to elaborate on the executive compensation that the Company “would no longer incur” if the Management Proposal is approved. Stockholders cannot know whether such a comparison would indicate that the Management Proposal’s fee structure would greatly enhance overall compensation to Mr. Henriquez and result in a misalignment of Mr. Henriquez’s interests with those of stockholders.

The Preliminary Proxy Statement also notes that, if the Management Proposal is approved, the Company intends to enter into a license agreement with the new external advisor that grants it a royalty-free, exclusive license (except as to the Company) to the name “Hercules Capital,” related trademarks and certain trade secrets including valuable tools and Company proprietary financial models. The entire disclosure relating to this license agreement is one short paragraph that provides no information on the length of the proposed license and contains no indication that the Board gave any consideration at all to the value of the assets being licensed. Stockholders deserve to be apprised of what factors the Board considered in valuing these assets, if it did so, and the rationale behind its decision to transfer them to management for no consideration. The Preliminary Proxy Statement does not give a proposed termination date of the license or any information concerning the proposed mechanisms for termination of the license, and gives no explanation for the reason that the Management Proposal appears to give away valuable Company assets for no consideration and with no possibility for termination.

Of additional concern is the Company’s as-yet unexplained decision to delay its annual meeting. The Company’s annual meetings for the prior three years have occurred in early July (July 7, 2016, July 7, 2015 and July 8, 2014). In its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 4, 2017, the Company disclosed that it expects that its 2017 annual meeting “will represent a change of more than thirty days from the anniversary of [its] 2016 annual meeting.” But despite this, the Company has scheduled the Special Meeting to occur on a date that is within one week of when it would ordinarily have held its annual meeting if its 2017 annual meeting were scheduled consistent with its past practice. The decision to delay its annual meeting, in combination with the scheduling of the Special Meeting, raises the inevitable inference that the Company is attempting to shield its directors from direct criticism of, and stockholder input into, its evaluation of the Management Proposal through stockholders withholding votes.

TCW believes that, in approving the Management Proposal by means of a deficient and irregular process described above (among others), the Board has not acted in the best interests of stockholders. While we agree that the Company should adopt an external management structure, such a transformational decision requires a more rigorous process and appropriate consideration of alternatives, such as the TCW Advisory Proposal to the Board. TCW believes that the clear financial, operational and strategic advantages of the TCW Advisory Proposal when compared with the Management Proposal demonstrate that the Board conducted a flawed process before approving the Management Proposal. By voting “AGAINST” the Management Proposal and “FOR” the TCW Advisory Proposal, stockholders can demonstrate to the Board and management their support for a stockholder-focused and transparent process that involves constructive engagement with TCW regarding TCW’s compelling proposal.

PROPOSAL 1: THE MANAGEMENT PROPOSAL

As discussed in further detail in the Preliminary Proxy Statement, the Company is asking stockholders to approve an investment advisory agreement between the Company and the Management Adviser which provides for an external investment advisory structure for the Company. In the Preliminary Proxy Statement, the Company states that at meetings held on April 3, 2017 and April 27, 2017, the Board approved the Management Advisory Agreement, subject to stockholder approval. According to the Preliminary Proxy Statement, if stockholders approve the Management Proposal, the Management Advisory Agreement would take effect (and the internal management of the Company’s portfolio would automatically cease) on the later of (i) the first day of the month following such approval and (ii) the effective date of the registration of the Management Adviser as an investment adviser with the SEC.

As discussed in further detail in the sections entitled “Questions and Answers” and “Background of and Reasons for the Solicitation” in this Proxy Statement, TCW believes that its investment advisory proposal offers the Company and its stockholders clear advantages over the Management Proposal, and accordingly we are seeking your vote “AGAINST” the Management Proposal.

TCW urges you to demonstrate your opposition to the Management Proposal – and to send a message to the Board that it should immediately engage substantively with TCW – by voting “AGAINST” the Management Proposal by signing, dating and returning the enclosed GREEN proxy card as soon as possible.

PROPOSAL 2: THE ADJOURNMENT PROPOSAL

As discussed in further detail in the Preliminary Proxy Statement, in the event that a quorum is present at the Special Meeting, but there are not sufficient votes at the time of the Special Meeting to approve the Management Proposal, the Company may propose to adjourn the Special Meeting to permit further solicitation of proxies in favor of the Management Proposal. Because, for the reasons discussed above, TCW believes the Management Proposal should be rejected, TCW believes any such proposal by the Company to adjourn the Special Meeting to permit further solicitation in favor of such proposal should also be rejected.

TCW urges you to vote “AGAINST” the Adjournment Proposal by signing, dating and returning the enclosed GREEN proxy card as soon as possible.

PROPOSAL 3: THE TCW ADVISORY PROPOSAL

TCW is asking stockholders to approve the following non-binding resolution at the Special Meeting in order to send a clear message to the Board:

“RESOLVED, that the stockholders of the Company hereby request that the Board promptly engage in good faith discussions with TCW regarding TCW Asset Management Company’s proposal to become the Company’s external investment advisor.”

Pursuant to Article II, Section 7 of the Amended and Restated Bylaws of the Company, such a proposal requesting, on an advisory basis, that the Board promptly engage in good faith discussions with TCW regarding TCW Asset Management Company’s proposal requires the vote of a majority of the votes cast at the Special Meeting on the proposal, a quorum (which is the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting) being present.

This Proposal 3 is designed to provide stockholders with the ability to demonstrate, in a coordinated and powerful manner, their support for the Company to engage in a meaningful dialogue with TCW. While there are numerous ways the Board could implement this Proposal 3, examples of such meaningful engagement could include, without limitation, and in each case conducted in good faith:

•	independent members of the Board making themselves available for face-to-face meetings with representatives of TCW to discuss the terms of TCW Asset Management Company’s proposal to become the Company’s external investment advisor;

•	identifying and appointing a lead independent director to negotiate the arrangements in light of existing management’s inherent conflict of interest; and

•	devoting adequate resources to good faith discussions in respect of a potential management advisory agreement between the Company and TCW, including through engagement of counsel and other advisors as appropriate.

This Proposal 3 is non-binding in nature and thus the Board will be under no legal obligation to take any action with respect to stockholders’ request to engage with TCW, no matter how many votes are cast in favor of this Proposal 3.

TCW strongly urges you to vote “FOR” the TCW Advisory Proposal by signing, dating and returning the enclosed GREEN proxy card as soon as possible.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Holders of Common Stock are entitled to one vote per Share on all business of the Special Meeting including any adjournment or postponement thereof. Holders of Common Stock who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares. Holders of record of Common Stock on the Record Date will retain their voting rights in connection with the Special Meeting even if they sell such Shares after the Record Date.

Holders of Common Stock, including those who expect to attend the Special Meeting, are urged to vote their Shares today by following the instructions for voting detailed on the enclosed GREEN proxy card.

TCW is asking you to vote “AGAINST” the Management Proposal, to vote “AGAINST” the Adjournment Proposal and to vote “FOR” the TCW Advisory Proposal.

Authorized proxies will be voted at the Special Meeting as marked and, in the absence of specific instructions, will be voted “AGAINST” the Management Proposal, “AGAINST” the Adjournment Proposal and “FOR” the TCW Advisory Proposal.

QUORUM; ADJOURNMENT; ABSTENTIONS AND BROKER NON-VOTES

A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the Shares entitled to be voted at the Special Meeting will constitute a quorum. Abstentions will be treated as Shares present for quorum purposes.

If a quorum is not present at the Special Meeting, the chairman of the Special Meeting may adjourn the Special Meeting from time to time to a date not more than 120 days after the original Record Date.

Abstentions and “broker non-votes,” if any, are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because such holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner and you do not give instructions to your broker, bank or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). Because TCW is soliciting proxies in opposition to the proxies solicited by the Company, your broker, bank or other holder of record will not have “discretion” to vote your shares on any of the proposals presented at the Special Meeting without your specific voting instructions. Because all of the proposals will be considered “non-discretionary,” TCW does not expect any broker non-votes to be present at the Special Meeting.

VOTES REQUIRED FOR APPROVAL

Vote Required to Approve the Management Proposal. The approval of the Management Proposal requires the affirmative vote of a “majority of the outstanding voting securities” of the Company. Under the 1940 Act, the vote of a “majority of the outstanding voting securities” means the affirmative vote of the lesser of (a) 67% or more of the Shares present at the meeting or represented by proxy if the holders of 50% of the outstanding Shares are present at the Special Meeting or represented by proxy or (b) more than 50% of the outstanding voting Shares.

Vote Required for the Adjournment Proposal. The approval of the Adjournment Proposal would require the affirmative vote of the holders of a majority of the votes cast at the Special Meeting at which a quorum is present. If you are a holder of Common Stock and you fail to vote or fail to instruct your broker or nominee to vote, or abstain from voting, it will have no effect on the Adjournment Proposal, assuming a quorum is present.

Vote Required for the TCW Advisory Proposal. The approval of the TCW Advisory Proposal would require the affirmative vote of the holders of a majority of the votes cast at the Special Meeting at which a quorum is present. If you are a holder of Common Stock and you fail to vote or fail to instruct your broker or nominee to vote, or abstain from voting, it will have no effect on the TCW Advisory Proposal, assuming a quorum is present.

REVOCATION OF PROXIES

Stockholders may revoke their proxies (i) by delivering a later-dated proxy, or by delivering a written notice of revocation at any time before it is voted at the Special Meeting or any adjournment thereof or (ii) by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). The delivery of a later-dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to TCW, c/o D.F. King & Co., Inc., at 48 Wall Street, New York, New York 10005 or to the Company. Although a revocation is effective if delivered to the Company, TCW requests that either the original or photostatic copies of all revocations be mailed to TCW, c/o D.F. King & Co., Inc., at the above address so that TCW will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date. Additionally, D.F. King & Co., Inc. may use this information to contact stockholders who have revoked their proxies in order to solicit later-dated proxies as described herein.

If you hold Shares through a broker, bank or other nominee, you must follow the instructions you receive from your broker, bank or other nominee in order to revoke your voting instructions.

IF YOU WISH TO VOTE “AGAINST” THE APPROVAL OF THE MANAGEMENT ADVISORY AGREEMENT, TO VOTE “AGAINST” THE ADJOURNMENT PROPOSAL OR TO VOTE “FOR” THE TCW ADVISORY PROPOSAL, PLEASE VOTE YOUR SHARES AS DESCRIBED HEREIN.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by TCW. Proxies may be solicited by mail, facsimile, telephone, Internet, in person and by advertisements. TCW may, from time to time, request that certain of its directors, officers or employees assist with the solicitation as part of his or her duties in the normal course of his or her employment or service as a director without any additional compensation for the solicitation.

TCW has entered into an agreement with D.F. King & Co., Inc. (“D.F. King”) for solicitation and advisory services in connection with this solicitation, for which D.F. King will receive a fee of up to $150,000, together with reimbursement for its reasonable expenses, and will be indemnified against certain liabilities and expenses. D.F. King will solicit or will request proxies from individuals, brokers, banks, bank nominees and other institutional holders. TCW has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. TCW will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that D.F. King will employ approximately 35 persons to solicit stockholders for the Special Meeting.

The entire expense of soliciting proxies is being borne by TCW. Costs of this solicitation of proxies are currently estimated to be approximately $            . TCW estimates that through the date hereof, its expenses in connection with this solicitation are approximately $            .

OTHER PARTICIPANT INFORMATION

TCW is a participant in this solicitation of proxies for the Special Meeting. In addition, David Lippman, Jess M. Ravich and Douglas O. Morris may also be deemed participants in this solicitation of proxies for the Special Meeting. The business address of each of Messrs. Lippman, Ravich and Morris is 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017. Mr. Lippman’s present principal occupation is as President and Chief Executive Officer of TCW. Mr. Ravich’s present principal occupation is as Group Managing Director and Head of Alternative Products at TCW. Mr. Morris’s present principal occupation is as Managing Director and Head of Corporate Marketing & Communications at TCW. TCW’s address is 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017 and its principal business is the management of a broad range of investment products.

As of the date of this proxy statement, TCW and its affiliates beneficially own 22,300 shares of Common Stock. For information regarding purchases and sales of securities of the Company during the past two years by TCW and its affiliates, see Schedule I hereto.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his/her/its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his/her/its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. There are no material proceedings to which any of the participants in this solicitation or any of their associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the participants in the solicitation, none of the events enumerated in Item 401(f)(1)-(6) of Regulation S-K under the Exchange Act, as amended, occurred during the past five years.

Except as set forth in this Proxy Statement, there are no arrangements or understandings between TCW and any other participant in this solicitation.

OTHER MATTERS AND ADDITIONAL INFORMATION

TCW is unaware of any other matters to be considered at the Special Meeting. However, should other matters, which TCW is not aware of a reasonable time before this solicitation, be brought before the Special Meeting, the person named as a proxy on the enclosed GREEN proxy card will vote on such matters in their discretion.

TCW has omitted from this Proxy Statement certain disclosures that are contained in the Preliminary Proxy Statement. These disclosures include, among other things, a description of the Company’s business, biographical information on the Company’s directors and executive officers, information concerning the ownership of Company securities by the Company’s directors and executive officers, compensation paid to the Company’s executive officers and information relating to the Management Adviser. Stockholders should refer to the Preliminary Proxy Statement in order to review these disclosures. TCW does not make any representation or take any responsibility as to the accuracy or completeness of the information contained in the Preliminary Proxy Statement.

The information concerning the Company contained in this Proxy Statement and the Schedule attached hereto has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although TCW has no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date, TCW has not had access to the full books and records of the Company, was not involved in the preparation of such information and statements, and is not in a position to verify any such information or statements.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you would prefer to receive a separate proxy statement, please contact D.F. King at the address or phone numbers below. TCW undertakes to cause separate copies of the proxy statement to be delivered promptly to “householding” stockholders who request separate copies from D.F. King.

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Stockholders Call Toll-Free at: (866) 388-7535

Banks and Brokers Call Collect at: (212) 269-5550

Email: htgc@dfking.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The materials in this Proxy Statement contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of this Proxy Statement and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of TCW. Although TCW believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this Proxy Statement, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. TCW will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

THE TCW GROUP, INC.

May , 2017

ANNEX A

Comparison of the Economic Terms of the TCW Advisory Proposal and the Management Proposal

	Management Proposal	TCW	TCW Advantage
Base Management Fee

Up to 2.00% per annum, payable quarterly in arrears, calculated based on the average gross assets at the end of the two most recently completed calendar quarters, on the following schedule:

•    2.00% from $0 to $1.65 billion;

•    1.75% from $1.65 billion to $2 billion;

•    1.5% from $2 billion to $2.35 billion; and

•    1.25% above $2.35 billion.

1.50% per annum, payable quarterly in arrears, calculated based on average monthly assets excluding cash and cash equivalents.

TCW will charge a management fee of 1.50% vs. Management’s 2.00% per annum. TCW excludes cash and cash equivalents from its fee calculation.

Access to superior investment management platform at lower base management fee.

The Company’s average gross assets would have to nearly quadruple (to over $5.75 billion) before the Management Proposal’s effective rate matches TCW’s flat 1.5% rate.

At the current level of Company assets reported by the Company on March 31, 2017, which included cash and cash equivalents of $148.1 million, the Management Proposal’s base management fee would result in approximately $10 million in higher annual fees—a value transfer away from stockholders of approximately $105.8 million given a discount rate of 9.6% (the Company’s current dividend yield).

	Management Proposal	TCW	TCW Advantage
Incentive Fee Compensation

Income Incentive Fee:

A varying percentage up to 30% of pre-incentive fee net investment income (“PFNII”) above a flat quarterly hurdle of 7% per year, calculated and payable on a quarterly basis.

Hurdle:

The fee increases based on annual PFNII on the following schedule:

•    0% from 0% – 7%;

•    100% from 7% to 7.3684%

•    5% from 7.3684% – 8%;

•    10% from 8% – 8.5%;

•    15% from 8.5% – 9%;

•    20% from 9% – 9.5%;

•    25% from 9.5% – 10%; and

•    30% above 10%.

Capital Gains Incentive Fee:

20% of cumulative net realized gains less net unrealized capital losses, calculated and payable in arrears as of the end of each calendar year.

Linkage of Incentive Fees:

The income incentive fee and capital gains incentive fee are not linked.

Income Incentive Fee:

17.5% of the amount by which PFNII exceeds a floating hurdle, after a full catch-up, calculated and payable in arrears as of the end of each calendar quarter.

Hurdle:

Floating rate hurdle of 3-month LIBOR plus 5% (per annum) with a LIBOR floor of 2%.

Capital Gains Incentive Fee:

17.5% of net capital gains less net unrealized capital losses, calculated and payable in arrears as of the end of each calendar quarter.

Linkage of Incentive Fees:

The investment income incentive fee and capital gains incentive fee are linked so that if realized or unrealized capital losses are incurred in any period, the amount of PFNII (and, if losses exceed PFNII, then average assets for purposes of the base management fee) are reduced dollar-for-dollar by the losses (but not below zero). The amount of the reduction is deferred to future periods with realized or unrealized capital gains.

TCW’s investment income incentive fee is 17.5% of the excess over the hurdle whereas the Management Proposal contemplates a varying fee of up to 30% of the excess over the hurdle. Depending upon the return to the shareholders and the LIBOR rate at that time, TCW’s structure or Management’s structure may be better.

TCW’s hurdle rate floats and therefore will rise when rates rise.

TCW’s capital gains fee is 17.5%, compared with the Management Proposal’s 20% fee.

The Management Proposal’s unlinked fee components will result in the Management Adviser being paid an incentive fee based solely on pre-incentive fee net investment income. When there are capital losses, this amount will be greater than the true income to the shareholder. In contrast, TCW’s linked fees better align payment of the incentive fee with the actual net income earned by stockholders.

	Management Proposal	TCW	TCW Advantage
Expense Cap	No cap on operating expenses. According to the Company, the Management Proposal’s pro forma operating expenses for 2016 are 1.36% of net assets attributable to common stock as of December 31, 2016.	Cap of 1.00% of net assets attributable to common stock in the first five years of TCW’s advisory relationship (subject to customary exceptions).

TCW would absorb any expenses in excess of its cap.

Based on the Management Proposal’s pro forma number, TCW’s cap would have saved the Company approximately $2.6 million in 2016 and, over the following five year period would result in a total of $10.1 million in value transfer to stockholders using the 9.6% discount rate discussed previously.

IP and Other Assets	The Company would grant the Management Adviser a royalty-free, exclusive license with no consideration for the Company’s intellectual property, including its name, trademarks and trade secrets such as its tools and financial models.	TCW would purchase all such assets for $10 million.

TCW’s proposal would compensate stockholders for the value of these assets.

By contrast, the Management Proposal would have stockholders give these valuable assets for free to the Management Adviser through an exclusive license.

Reinvestment in Company Stock	No proposal regarding reinvestment in Company stock.

TCW would reinvest at least 50% of the incentive fees earned in shares of Company stock.

These would be purchased from the Company if its stock is trading above net asset value and on the open market if its stock is trading below net asset value.

TCW would also commit on day one to purchase $15 million worth of Company stock, of which $5 million would be personally invested by its principal management professional.

The TCW proposal clearly aligns TCW’s interests and those of its principal investment professional with those of the stockholders due to TCW and its key management professionals’ commitment to be co-owners, together with stockholders, of the fruits of TCW’s labors.

ANNEX B

Text of the May 6, 2017 Letter

CONFIDENTIAL

May 6, 2017

Independent Members of the Board of Directors

Hercules Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

Attention: Allyn C. Woodward, Jr., Lead Independent Director

Re:	TCW Investment Advisory Proposal

We are writing to you in respect of the proposal (the “Management Proposal”) by Hercules Capital, Inc. (the “Company”) described in the Company’s preliminary proxy materials (the “Preliminary Proxy”) filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2017 to externalize the Company’s investment management function by transferring to Hamilton Advisers LLC (the “Management Adviser”), a newly formed entity owned by Manuel Henriquez, the trademark in the Company’s name and related trademarks and trade secrets (including its tools and financial models), the Company’s executive management and other employees and simultaneously entering into an investment advisory agreement with the Management Adviser and an administration agreement with a subsidiary of the Management Adviser.

We fully agree with the notion that the Company should adopt an external management structure and endorse the reasons identified by the Company in the Preliminary Proxy for doing so. With the right sponsor, an externally managed business development company (“BDC”) benefits from a number of advantages over internally managed BDCs, including economies of scale, access to additional investment opportunities as a result of management’s more diversified business and relationships and a competitive advantage in employee compensation and retention. However, for the reasons set forth below, we do not believe that the newly formed management entity achieves these objectives.

As a result, we would like to formally make an alternative proposal for your consideration which we believe would be in the best interest of your stockholders and far superior to the Management Proposal as set forth in the Preliminary Proxy. We are asking for the opportunity to meet with the Company’s Board of Directors (the “Board”) to discuss our proposal to have the Company engage TCW Asset Management Company (“TCW Adviser”) as the Company’s external investment adviser. As part of our proposal, we would not only make offers of employment to substantially all of your current investment professionals but would also offer a substantial retention pool to ensure continuity of service.

We believe that our proposal (1) offers significantly more favorable economic terms to the Company than those offered by the Management Adviser, (2) allows the Company and its stockholders to benefit from the continuity of existing management of the Company’s investment function (assuming our offers of employment are accepted) and (3) provides access to TCW Adviser’s superior platform. Importantly, our proposal would eliminate the inherent uncertainty of, and the extensive ramp-up costs contemplated by, the Management Proposal.

Given that our proposal is competitive with the Management Proposal, Mr. Henriquez is the controlling member of the newly formed management company that stands to benefit from any externalization consummated on the terms set forth in the Preliminary Proxy and he has a conflict of interest, we assume and expect that you will not share with Mr. Henriquez the terms of our proposal. For the same reasons, we would also expect Mr. Henriquez to be excluded from all discussions with us, as well as your meeting to evaluate our proposal.

By way of background, through TCW Adviser and its affiliated companies, TCW manages or has committed to manage approximately $194.3 billion of assets as of March 31, 2017. Such assets are managed in various formats, including managed accounts, funds, structured products and other investment vehicles, including TCW Direct Lending LLC, a public BDC. TCW Adviser is a Delaware limited liability company registered with the SEC under the Investment Advisers Act of 1940, and has been since 1971.

We believe that our proposal offers clear advantages over the Management Proposal and would be preferred by your shareholders for the following reasons, among others:

Continuity of Management; Access to TCW Platform: As noted above, under our proposal, the Company’s investment activities would be expected to continue to be led by its key investment professionals who have been responsible for its success to date. To that end, TCW will establish a $25 million retention pool to adequately incentivize those professionals to join TCW’s platform and see no reason why substantially all of the professionals would not be amenable to operating under the TCW platform. The key difference between our proposal and the Management Proposal in this regard is that your investment professionals would now be part of and have access to TCW’s superior platform and extensive network of strategic relationships, all of which are stated long-term objectives of the Management Proposal but none of which currently exist. The competitive advantages of being part of the TCW platform include, among others:

•	Access to Extensive TCW Network and Systems: At March 31, 2017, TCW had more than 600 employees, including 166 investment professionals, all of whom are at the reach of the direct lending team of TCW Adviser to assist with deal structuring and origination, diligence and monitoring and who would serve as a vast source of potential investment opportunities for the Company. In addition, all of TCW’s investment advisory services are backed by robust back-office support, including extensive teams of dedicated and experienced client service, investment operations, investment technology, legal, compliance, and risk management professionals, proprietary investment management systems, and large-scale distribution platforms.

•	Deal Flow and Sourcing, Structuring and Monitoring: While the Company’s key investment professionals will continue to lead its investment activities, they will benefit greatly from the varied backgrounds of their TCW colleagues that facilitate sourcing of transactions, including experience in sell-side analysis, buy-side analysis, corporate finance advisory, mergers and acquisitions, corporate restructuring, turnarounds and workouts, and sales, as well as their management of a number of investment vehicles with investment objectives similar to those of the Company, including TCW Direct Lending LLC.

Superior Economic Proposal Aligned with Stockholder Interests: Our proposal is also characterized by superior economic terms that are more aligned with the Company’s stockholders than is the Management Proposal. Specifically:

•	Base Management Fee: We propose a per annum base management fee of 1.5%, payable quarterly in arrears, based on average monthly assets (excluding cash and cash equivalents but including assets purchased with borrowed funds).

•	Contrast that with the Management Proposal for a management fee of up to 2% per annum. Although the Management Proposal provides for the marginal base management fee to step down progressively to 1.25% as average gross assets increase to $2.35 billion, the effective base management fee would remain substantially higher. Even if the Company’s average gross assets under management double from their March 31, 2017 level to approximately $2.8 billion, the effective base management rate would be over 1.75%, more than 25 basis points above our proposal’s flat rate. In fact, the Company’s average gross assets under management would have to exceed $5.75 billion in order for the effective rate of the base management fee envisioned by the Management Proposal just to equal our proposal’s flat 1.5% rate.

•	At the current level of gross assets under management reported by the Company as of March 31, 2017, the Management Proposal’s base management fee would result in approximately $7 million in higher annual fees. Given the Company’s current dividend yield of 9.6%, which implies a multiple of 10.41, the Company’s savings from the difference between our proposed fees and those of the Management Proposal equate to a value transfer to the Company’s stockholders of approximately $72.9 million.

•	Incentive Fees: We propose an incentive fee with two components – (1) a component based on pre-incentive fee net investment income (“PFNII”) and (2) a component based on capital gains. But unlike the traditional BDC model followed by the Management Proposal, we link the two components (as well as the base management fee) in the following manner. In any relevant period in which the Company incurs realized or unrealized capital losses, the amount of PFNII (and, if the losses exceeded PFNII, then average assets for purposes of the base management fee) would be reduced dollar-for-dollar by such losses (but not below zero) for that period and the amount of that reduction would be deferred until future periods in which the Company experienced realized or unrealized capital gains at which point TCW would receive the PFNII fee (and base management fee, as applicable) on the deferred amount to the extent of such gains.

•	The proposed component of the fee related to PFNII would consist of a fee equal to 17.5% of the amount by which PFNII exceeds a hurdle rate of LIBOR plus 5.00% (with a LIBOR floor of 2.00%) with a full catch up. LIBOR would be set as three-month LIBOR at the beginning of the period in question.

•	The proposed component related to capital gains would have a flat fee of 17.5% and, as noted above, capital losses will be an offset against PFNII (and, to the extent greater than PFNII, average assets for purposes of the base management fee) with the reduced amount deferred to future periods in which there were capital gains.

•	Contrast this proposal with the Management Proposal, in which the two incentive fees (and the base management fee) are not linked. Without linking the fees as we have, the Management Proposal would allow the Management Adviser to be paid higher fees even in a quarter in which there are capital losses. Our linked fee proposal aligns any payment to the manager with the actual returns to stockholders as compared to the misalignment inherent in the Management Proposal.

•	By providing for a floating hurdle with a minimum of 7.00% (LIBOR plus 5.00% with a LIBOR floor of 2.00%), as LIBOR rises, so will the hurdle. This protects the stockholders from paying an incentive fee solely due to a rising interest rate environment. Under the Management Proposal, as interest rates rise, the Management Adviser benefits from higher and higher income incentive fees based on fixed thresholds. Further, given that the vast majority of the assets of the Company are in floating rate instruments, a floating rate hurdle aligns the incentive with the underlying assets.

•	Finally, contrast the Management Proposal’s escalating fee of up to 30% per annum with our proposal’s flat 17.5% fee.

•	Expenses Cap: We would agree to cap operating expenses of the Company (subject to customary exceptions) at 1.0% of the Company’s net assets attributable to common stock for the first five years of our advisory agreement with the Company (with TCW absorbing any expenses in excess of such cap).

•	Contrast this proposal with the Management Proposal, in which the Company’s obligation to reimburse the Management Adviser’s expenses is uncapped.

•	Moreover, according to the Preliminary Proxy, the Management Proposal pro forma operating expenses for 2016 are 1.36% of 2016 net assets attributable to common stock. Based on that pro forma number, our cap would have saved the Company approximately $2.6 million in 2016 and, over the five year period discounted using the same 9.6% dividend yield above, would result in a total of approximately $10.1 million in value transfer to the Company’s stockholders.

•	Reinvestment of Incentive Fees in Company Stock and Commitment to Purchase Company Stock: We would agree to reinvest at least 50% of the incentive fee earned in shares of the Company’s common stock. If the Company’s common stock is trading above NAV, we propose to purchase newly issued shares from the Company at the time such incentive fee is paid. If the Company’s common stock is trading below NAV, we propose to purchase shares in the open market to fulfill this obligation. Further, in order to even further align TCW’s incentives with those of the Company’s stockholders, the TCW Adviser will commit on day one to purchase $15 million worth of Company stock in the open market, of which $5 million would be personally invested by me.

•	TCW Advantage – Our proposal clearly aligns TCW’s and its key management professional’s interests with those of the stockholders by causing us to be co-owners, together with the stockholders, of the fruits of our labors on behalf of the Company.

•	Purchase of IP and Other Assets: We also propose to buy all of the Company’s intellectual property, data bases and certain other assets for $10 million.

•	TCW Advantage – These assets were created on behalf of the Company, and the stockholders deserve to receive remuneration for such assets. Contrast that with the Management Proposal to grant management a royalty free exclusive license to the name Hercules Capital, “related trademarks and certain trade secrets in connection with the [Management] Adviser’s business[, including] tools and financial models to analyze potential transactions (such as the Company’s proprietary SQL database).”

Our Proposal Achieves the Company’s Stated Goals Immediately—No Need for Costly and Uncertain Ramp-up: Each of the rationales provided by the Company to its stockholders in its Preliminary Proxy in support of the Management Proposal argues in favor of our proposal.

•	Economies of Scale: The Company asserts that the Management Proposal would permit the Management Adviser to develop additional investment products and spread its operating costs over a larger and more diversified base “if and when” the Management Adviser advises other funds.

•	As noted above, the TCW Adviser already advises an extensive array of funds and investment vehicles and accounts and would offer this advantage from day one. As the Company admits in the Preliminary Proxy, the pro forma expenses implied by the Management Proposal are actually higher than the Company’s historical expenses because 100% of its reimbursable costs are allocated solely to the Company. Plus, there can be no certainty that the Management Adviser would ever achieve the economies of scale it hopes for much less the vast economies of scale offered today by TCW.

•	Employee Compensation: The Company notes that the Management Proposal would give the Management Adviser a competitive advantage in attracting and retaining talent, permitting the Management Adviser to retain employees who might be tempted to leave and compete for talent with other advisers.

•	Again, this is an advantage that the TCW Adviser possesses from day one. TCW has substantially greater resources and the proven ability to recruit and retain experienced and talented personnel. As noted above, we would expect to offer the Company’s key investment professionals the opportunity to join this platform, and will establish a $25 million retention pool to adequately incentivize them to do so.

•	Asset Diversification: The Company also argues that, if and when the Management Adviser advises other funds as contemplated by the Management Proposal, the Management Adviser could expand the diversity of the assets that it manages, which would cause the Management Adviser to be a more desirable destination for prospective portfolio companies and their sponsors, which could introduce new investment opportunities.

•	Once more, there’s no need for the Company to wait for the Management Advisor to achieve this diversification – under the TCW Proposal, the Company and its stockholders would benefit immediately from TCW’s diversified and broad base of investments under management.

In essence, the advantages contemplated by the Management Proposal are at best hopes or expectations—advantages on the come. In contrast, if the Company were to accept our proposal, TCW’s scale, experience and diversification would immediately inure to the benefit of the Company and its stockholders.

Given the clearly superior TCW platform and economic terms of the TCW Proposal, we trust that the Board will give it careful consideration and will be as excited as are we to discuss the proposal further. Of course, our proposal is subject to the negotiation and execution of mutually acceptable advisory and related agreements, and does not constitute a commitment or other binding obligation. I, together with the senior members of our direct lending team, are prepared to meet with the independent directors at their convenience. Given the importance of these issues to your stockholders and the extremely short amount of time before the special meeting you have scheduled for June 29, 2017, we would ask for your response to our request to meet by 5:00 p.m. PDT on May 9, 2017. We are all aware of the very negative response the Company’s proposal has received from the markets, investors and the press. Clearly, it is in the Company’s interest to meet with us to discuss our superior proposal, and we are prepared to engage with you immediately and on a confidential basis. If you are prepared to meet with us, we would request that you agree to delay mailing your proxy statement for, and postpone the date of, the special meeting for a period of time sufficient to allow us to engage in full negotiations with you so that you can determine the best path forward for your stockholders. Our hope is to immediately commence private discussions with you. We look forward to your response.

Very truly yours,

Jess M. Ravich

SCHEDULE I

Purchases and Sales in the Common Stock of Company By TCW and its Affiliates During the Past Two Years

TCW Entity	Transaction	Quantity of Shares	Date	Price per Share
TCW Multi-Income US Equities Fund	Sale	9,500	December 14, 2015	$11.75
TCW Multi-Income US Equities Fund	Sale	5,600	August 29, 2016	$13.66
TCW Multi-Income US Equities Fund	Sale	9,600	December 2, 2016	$13.79
TCW Multi-Income US Equities Fund	Sale	8,600	December 5, 2016	$13.60
TCW Multi-Income US Equities Fund	Sale	6,900	March 22, 2017	$15.11
TCW Asset Management Company International Limited	Purchase	100	May 8, 2017	$12.75

PRELIMINARY COPY – SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT

Please take a moment now to submit a proxy with respect to your shares of Hercules Capital, Inc. common stock for the June 29, 2017 Special Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND SUBMIT A PROXY.

(See reverse side for instructions)

▼ TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE TCW GROUP, INC.

FOR USE AT THE JUNE 29, 2017 SPECIAL MEETING OF STOCKHOLDERS OF HERCULES CAPITAL, INC.

G R E E N P R O X Y

This proxy is solicited on behalf of The TCW Group, Inc., a Nevada corporation (“TCW”), and not on behalf of the Board of Directors (the “Board”) of Hercules Capital, Inc., a Maryland corporation (the “Company”). The undersigned stockholder hereby appoints Jess M. Ravich and Meredith Jackson, and each of them, proxies and attorneys-in-fact, with full power of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at the special meeting of stockholders to be held on Thursday, June 29, 2017 at 9:00 AM PDT, at the Four Seasons Hotel, 2050 University Avenue, East Palo Alto, California 94303, and at any adjournment, postponement, continuation or rescheduling thereof (the “Meeting”), to vote all shares of common stock, $0.001 par value per share, of the Company (the “Shares”) which the undersigned would be entitled to vote at the Meeting, as specified herein, and the undersigned revokes any proxies previously provided with respect to the matters covered by this proxy.

The Shares represented by this proxy will be voted as directed. If no direction is indicated, the proxies will vote the Shares represented by this proxy “AGAINST” Proposal 1, “AGAINST” Proposal 2 and “FOR” Proposal 3. The proxies will vote on such other matters as may properly come before the Meeting, including those matters which TCW did not know a reasonable time before beginning the solicitation of proxies that are to be presented at the Meeting, in the proxies’ discretion.

The undersigned acknowledges receipt of the Proxy Statement of TCW dated May    , 2017 (the “Proxy Statement”).

Important Notice Regarding the Availability of Proxy Materials for the June 29, 2017 Special Meeting

In addition to delivering printed versions of the proxy statement and this GREEN proxy card to all stockholders by mail, the proxy statement and this GREEN proxy card are also available on the Internet. You have the ability to access and print the proxy statement and this GREEN proxy card, along with all other soliciting materials filed by TCW after the date of the proxy statement, at                    .

PRELIMINARY COPY – SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT

Please take a moment now to submit a proxy with respect to your shares of Hercules Capital, Inc. common stock for the June 29, 2017 special meeting of stockholders.

PLEASE REVIEW THE PROXY STATEMENT AND SUBMIT A PROXY.

1.	Submit a proxy by Telephone—Please call toll-free in the United States or Canada at , on a touch-tone telephone. If outside the United States and Canada, call . Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Submit a proxy by Internet—Please access and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

Control Number:

You may submit a proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a GREEN proxy card.

OR

3.	Vote by Mail—If you do not wish to submit a proxy by telephone or over the Internet, please complete, sign, date and return the GREEN proxy card in the enclosed postage-prepaid envelope to TCW c/o D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005.

Ñ TO SUBMIT A PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED Ñ

PRELIMINARY COPY – SUBJECT TO COMPLETION

COMPANY PROPOSALS

TCW RECOMMENDS A VOTE “AGAINST” PROPOSAL 1 AND PROPOSAL 2.

Proposal 1: To approve an investment advisory agreement between the Company and Hamilton Advisers LLC, which provides for an external investment advisory structure for the Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 2: To approve the adjournment of the Meeting, if necessary or appropriate, to solicit additional proxies.	FOR ☐	AGAINST ☐	ABSTAIN ☐

TCW PROPOSAL

TCW RECOMMENDS A VOTE “FOR” PROPOSAL 3.

Proposal 3: To approve a stockholder resolution requesting, on an advisory basis, that the Board promptly engage in good faith discussions with TCW regarding TCW Asset Management Company’s proposal to become the Company’s external investment advisor.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY.

Date:

Signature

Signature (if jointly held)

Title(s) or Authority

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.